EXHIBIT 10.135

UNITED STATES DISTRICT COURT
DISTRICT OF NEW MEXICO

THE GRAND CANYON TRUST and	)
SIERRA CLUB,	)
)
Plaintiffs,	)
)
THE STATE OF NEW MEXICO,	)
)
Plaintiff-Intervenor,	)
)
v.	) CV 02-552 BB/ACT (ACE)
)
PUBLIC SERVICE COMPANY OF	)
NEW MEXICO,	)
)
Defendant.	)

CONSENT DECREE

Date lodged in Court   March 10, 2005

Date entered by Court. ____________

I. BACKGROUND

WHEREAS, on May 16, 2002, Grand Canyon Trust and Sierra Club ("Plaintiffs") filed a citizen suit against Public Service Company of New Mexico ("PNM") in the United States District Court for the District of New Mexico in the above cause alleging certain violations of the Clean Air Act ("CAA") at PNM's San Juan Generating Station ("San Juan") near Farmington, New Mexico; and

WHEREAS, Plaintiffs' complaint alleged that PNM had violated, and was continuing to violate, the twenty (20) percent opacity emission limit at San Juan Units 1, 3 and 4, and that PNM was operating San Juan Units 3 and 4 without a prevention of significant deterioration ("PSD") permit in violation of the CAA; and

WHEREAS, after discovery, Plaintiffs and PNM filed at least four cross motions for summary judgment on both Plaintiffs' claims for relief and PNM's defenses; and

WHEREAS, on May 1, 2003, the Court granted Plaintiffs' motion for summary judgment on standing; and

WHEREAS, on August 20, 2003, the Court granted PNM's motion for summary judgment on Plaintiffs' PSD claim; and

WHEREAS, the Court held a bench trial from November 17-19, 2003, on PNM's general defenses to Plaintiffs' opacity claim; and

WHEREAS, on February 2, 2004, the Court dismissed after trial PNM's general defenses to Plaintiffs' opacity claim; and

WHEREAS, on April 29, 2004, Plaintiffs served a second notice of intent to sue PNM regarding additional CAA violations at San Juan; and

WHEREAS, on May 26, 2004, PNM agreed to the entry of an Order that found 42,008 opacity limit violations at San Juan that would be addressed in the remedy phase of the case; and

WHEREAS, on September 12, 2003, the State of New Mexico, through the New Mexico Environment Department ("Department"), issued a draft administrative compliance order to PNM alleging that San Juan had violated on numerous occasions the limits for nitrogen oxides, sulfur dioxide, particulate matter, and opacity in its New Source Review and Title V permits; and

WHEREAS, on May 14, 2004, the Department issued a revised draft administrative compliance order to PNM alleging that San Juan had violated on numerous occasions the limits for nitrogen oxides, sulfur dioxide, particulate matter, and opacity in its New Source Review and Title V permits, the deviation reporting requirements in its Title V permit, and its obligation to implement good air pollution control practices; and

WHEREAS, contemporaneously with the lodging of this Consent Decree, the Department has moved to intervene in Plaintiffs' action as a party-plaintiff and has filed a complaint pursuant to Section 304(a) of the CAA, 42 U.S.C. § 7604(a), alleging the same violations contained in the draft administrative compliance orders issued on September 12, 2003 and May 14, 2004; and

WHEREAS, Plaintiffs, the Department, and PNM have met on numerous occasions in an effort to resolve all of the issues and claims that are the subject of the complaints, draft compliance orders and second notice of intent to sue; and

WHEREAS, Plaintiffs, the Department, and PNM agree that the settlement of these disputes without further litigation and through this Consent Decree is in the public interest, and is a fair, reasonable, and appropriate means of resolving the claims in the complaints, draft compliance orders and second notice of intent to sue because it requires the installation and operation of pollution control equipment for particulate matter, nitrogen oxides, sulfur dioxide, and mercury at the four (4) San Juan units, at an estimated expenditure of more than $200 million. This relief is expected to correct all of the CAA violations alleged in the complaints, draft compliance orders and second notice of intent to sue, represents remedial relief sufficient to offset Plaintiffs' and the Department's claims for civil penalties, and reflects PNM's commitment to reduce substantially the emission of nitrogen oxides, sulfur dioxide, particulate matter and mercury from San Juan; and

WHEREAS, PNM is the operator and a co-owner of each unit at San Juan; and

WHEREAS, except as otherwise stipulated to, PNM denies the allegations and does not admit liability for any claims or assertions in the complaints, draft compliance orders and second notice of intent to sue; and

WHEREAS, Plaintiffs, the Department and PNM consent to the entry of this Consent Decree without further trial or appeal;

NOW THEREFORE, it is hereby AGREED, ORDERED AND DECREED as follows:

II. DEFINITIONS

1.    Unless otherwise expressly provided herein, the terms used in this Consent
Decree that are defined in the CAA, or regulations implementing the CAA, shall have the meanings set forth in the CAA and its implementing regulations.

2.                  Whenever the terms set forth below are used in this Consent Decree, the following definitions shall apply:

   "Act" or "CAA" means the Clean Air Act, 42 U.S.C.A. § 7401 et seq.

   "Average emission rate" means the total amount of a pollutant emitted from an emission unit during a given time period, expressed in pounds per million Btu ("Ib./MMBtu"), derived for participate matter in accordance with Method 5, 40 C.F.R. Part 60, and for SO2 and NOX in accordance with 40 C.F.R. Part 75. An "hourly average" emission rate means the average emission rate of pollutants discharged from the stack during a sixty (60) minute period, beginning on the hour. A "daily average" emission rate means the numerical average of the hourly average emission rates in an operating day, a "seven day average" emission rate means the numerical average of the hourly average emission rates for the operating days that occur within a period of seven (7) consecutive calendar days, and a "30 day average" emission rate means the numerical average of the hourly average emission rates for the operating days that occur within a period of thirty (30) consecutive calendar days. Unless explicitly specified elsewhere in this Decree, all average emission rates and average emission reduction efficiencies shall include all periods of startup, shutdown, malfunction, and emergency. All averages shall exclude inappropriate data (e.g., malfunction of the monitoring system) as specified elsewhere in this Decree and in the applicable EPA testing regulations at 40 C.F.R. Part 60, Appendix A, and Part 75.

"Block average" means an average emission rate for the operating days occurring over a specified period of consecutive calendar days. A new "block average" is generated for every specified period.

"Business day" means any day of the week except Saturday, Sunday and a federal or New Mexico holiday.

"Calendar day" means any twenty four (24) hour period between 12:00 midnight and the following midnight, Mountain Standard Time.

"CEMS" means continuous emissions monitoring system, which consists of the total equipment used to sample, analyze, and record on a continuous basis emissions-related parameters other than Opacity.

"COMS" means continuous opacity monitoring system, which consists of the total equipment used to sample, analyze, and record Opacity on a continuous basis.

"Consent Decree" or "Decree" means this Consent Decree.

"Court" means the United States District Court for the District of New Mexico.

"Day" means a calendar day. In computing any period of time under this Decree, except in computing compliance with emission limitations, where the last day would fall on a Saturday, Sunday or federal or New Mexico holiday, the period shall run until the close of the next business day.

"Department" means the New Mexico Environment Department, and any successor departments or agencies.

"Emergency means any situation arising from sudden and reasonably unforeseeable events beyond the control of PNM, including acts of God, which situation requires immediate corrective action to restore normal operation of San Juan. An emergency shall not include noncompliance to the extent caused by improperly designed equipment, lack of preventive maintenance, or careless or improper operation.

"EPA" means the United States Environmental Protection Agency, and any successor departments or agencies.

"Excess opacity reading" means each six (6) minute period of time during which the opacity of emissions from a stack at a San Juan unit exceeds twenty (20) percent.

"Malfunction" means any sudden, infrequent and not reasonably preventable failure of air pollution control equipment, process equipment, or of a process to operate in a normal or usual manner. Failures that are caused in part by poor maintenance or careless operation are not malfunctions.

"NSR Permit" means PNM's NSR Permit 63-M2, issued January 22, 1997.

"NOX" means total oxides of nitrogen, except nitrous oxide, which are expressed as nitrogen dioxide using EPA Reference Method 7.

"Opacity" means the degree to which emissions reduce the transmission of light and obscure the view of an object in the background.

"Operating day means a calendar day in which fuel is combusted in a unit for at least three (3) hours. If fuel is combusted for more than three (3) hours during a calendar day, the calculation of that day's emissions for the unit shall be based upon the average emission rate of pollution during hours in which fuel was combusted in the unit, and shall not include any time in which fuel was not combusted.

"Operating Permit" means PNM's Operating Permit P062, which became effective on August 7, 1998.

"Parties" means collectively the Plaintiffs, the Department and PNM.

"Party" means Plaintiffs, the Department or PNM, individually.

"PM" means any airborne, finely divided solid or liquid material, other than uncombined water, with an aerodynamic diameter smaller than 100 micrometers, and which is expressed as PM using EPA Reference Method 5.

"Plaintiffs" means collectively The Grand Canyon Trust and Sierra Club.

"PNM" means Public Service Company of New Mexico, a publicly owned corporation doing business in the State of New Mexico.

"Quarter" means a calendar quarter consisting of three (3) full months, beginning on the first day of either January, April, July, or October.

"Rolling average emission rate" means an average emission rate or average SO2 percentage reduction that is generated each calendar day based on the average emission rate or average SO2 percentage reduction for the operating days within a multiple-day period. A new average emission rate or average SO2 percentage reduction is generated each calendar day.

"San Juan" means the San Juan Generating Station, comprised of four (4) fossil fuel-fired steam generating units (as that term is defined at 40 C.F.R. § 60.41 (a)) and associated equipment, located west of Farmington, New Mexico.

"Shutdown" means the cessation of operation of a fossil fuel-fired steam generating unit at San Juan for any purpose or reason.

"SO2" means sulfur dioxide.

"SO2 percentage reduction" means the amount of SO2 reduced by SO2 removal equipment determined by (1) measuring the concentration of SO2 in the flue gas upstream of the scrubber inlet (expressed as A), and (2) the contemporaneous concentration of SO2 measured downstream of the scrubber outlet and any scrubber by-pass return (expressed as B), and performing the following calculation: 100 - 100(B ÷ A). An "hourly average" SO2 percentage reduction means the numerical average of SO2 percentage reduction values recorded in a sixty (60) minute period during which pollutants are discharged from the stack, beginning on the hour. A "daily average" SO2 percentage reduction means the numerical average of the hourly average SO2 percentage reduction values in an operating day. "Annual average" SO2 percentage reduction means the numerical average of the hourly average SO2 percentage reduction values for a period of 365 consecutive calendar days. All averages shall exclude inappropriate data (e.g., malfunction of the monitoring system) as specified elsewhere in this Decree and in the applicable EPA testing regulations at 40 C.F.R Part 60, Appendix A, and Part 75.

"Startup" means the setting in operation of a fossil fuel-fired steam generating unit at San Juan for any purpose or reason.

"State" means the State of New Mexico, including all of its departments, agencies, and instrumentalities.

"Unit 1", "Unit 2", "Unit 3", and "Unit 4" mean each of the four (4) fossil fuel-fired steam generating units and associated equipment at San Juan.

III. JURISDICTION AND VENUE

3.                                      This Court has jurisdiction over the Parties to and the subject matter of this action under Section 304 of the Act, 42 U.S.C. § 7604, the citizen suit provision, and under 28 U.S.C.
§§ 1331,1345, and 1355.

4.                                      Venue is proper in this Judicial District under Sections 304(c) and 113(b) of the
Act, 42 U.S.C. §§ 7604(c) and 7413(b), and under 28 U.S.C. §§ 1391 and 1395.

IV. APPLICABILITY

5.                                      This Decree shall apply to and be binding upon Plaintiffs, the Department, and
PNM, and their officers, agents, successors, and assigns. PNM shall provide a copy of this
Decree to each contractor, subcontractor, laboratory, and any other entity retained to conduct, monitor or otherwise perform any of the work required by or necessary to comply with this
Decree.

6.                                      In any action to enforce this Decree, PNM shall not assert as a defense the failure of its officers, directors, employees, servants, agents, or contractors to take actions necessary to comply with this Decree, unless PNM establishes that such failure resulted from a. force mqjeure event as defined in this Decree.

V. EMISSION CONTROLS AND LIMITATIONS

7.                                      PNM shall at all times, including periods of startup, shutdown, and malfunction, maintain and operate Units 1, 2, 3, and 4 in a manner consistent with good air pollution control practices for minimizing emissions.

8.                                      Prior to installing the pollution control equipment described below, in addition to any other applicable requirement, the emissions of PM, SO2 and NOX and opacity from San Juan shall be subject to Section XI (Stipulated Penalties).

9.                                      PNM shall install the following pollution control equipment, and make any other capital and operational modifications necessary to achieve the following emission limitations and mercury operational requirements at San Juan by the deadlines set forth in Section VIII
(Emission Limitation Compliance Deadlines):

(a)       PM and Opacity

(i)        PNM shall operate baghouses and demister technology on San Juan Units 1, 2, 3, and 4 to meet the following emission limitations.

(ii)      The PM average emission rate for each of Units 1, 2, 3, and 4 shall not exceed 0.015 lb./MMBtu as measured by EPA Reference Method 5 stack tests conducted at least once each calendar quarter at times and conditions specified by the Department, and according to test protocols approved by the Department, but in all cases under conditions and in a manner no less stringent than described in EPA's 2004 Clean Air Act National Stack Testing Guidance. PNM shall submit all results and a complete description of the tests to Plaintiffs and the Department in the next quarterly report following PNM's receipt of the results.

(iii)      The opacity limit for San Juan Units 1, 2, 3, and 4 shall be twenty (20) percent, averaged over any six (6) minute period except for one six (6) minute average per hour of up to twenty-seven (27) percent opacity. This limit shall apply at all times when air pollutants are being discharged into the atmosphere, unless PNM demonstrates that any excess opacity reading: (a) was caused by a startup, shutdown, malfunction, or emergency, or (b) occurred when both the boiler and all fans that move flue gas in the unit were off. Opacity shall be measured in the stack or, if approved by EPA, after the outlet of the baghouse and corrected to stack exit.

(iv)      Load changes, poor coal quality, air heater cleaning, sootblowing, and high ash hoppers shall not excuse any excess opacity reading.

(v)       PNM shall report any exceedance of the opacity limit described above in the next quarterly report following the exceedance.

(vi)      If PNM claims that an excess opacity reading was caused by a startup, shutdown, malfunction, or emergency, or occurred when both the boiler and all fans that move flue gas in the unit were off, it shall notify the Department (a) by facsimile no later than twenty-four (24) hours after the start of the next business day, and (b) in writing no later than ten (10) calendar days after the start of the first business day following the reading (or the first reading in the event of a series of excess readings). With respect to the written notification, PNM shall use the applicable excess emission form published by the Department. To the extent PNM claims a defense described in this subparagraph to an excess opacity reading, it shall disclose such claim in its next quarterly report following the excess opacity reading, attach the facsimile and excess emission form filed with the Department, and describe any relevant revisions and amendments to the information in the facsimile and excess emission form filed with the Department, including (1) the date and time of facsimile and written notification to the Department, (2) the cause of the excess opacity reading(s), (3) actions that PNM took to correct the causes of the excess opacity reading(s), (4) all actions that PNM will take to prevent the causes of the excess opacity reading(s) from recurring. PNM's failure to materially comply with any requirement specified above shall waive any claim that an excess opacity reading was caused by a startup, shutdown, malfunction, or emergency, or occurred when both the boiler and all fans that move flue gas in the unit were off.

(vii)     For purposes of this Consent Decree, if Plaintiffs or the Department disagree with any claim of defense described in this subparagraph regarding any excess opacity reading, they shall inform PNM in writing within 180 days of such disagreement. However, any disagreement shall not be subject to Section XII (Dispute Resolution) unless Plaintiffs or the Department expressly state that their disagreement represents a final determination regarding the excess opacity reading, or the Plaintiffs or the Department issue a demand for stipulated penalties regarding the excess opacity reading. Any final determination or demand for stipulated penalties shall be binding upon PNM within thirty (30) days of receipt unless PNM invokes Section XII (Dispute Resolution).

(viii)    PNM shall determine compliance with the opacity limit above on a continuous basis using data from the current COMS or an EPA-approved COMS at an alternative location.

(ix)     No later than sixty (60) days after the effective date of this Decree, PNM shall submit a report to Plaintiffs and the Department that identifies the technology and operational parameters that represent demonstrated state-of-the-art demister control for each unit, and that determines the extent to which the existing demister technology and operational parameters constitute demonstrated state-of-the-art demister control for each unit. The report shall be reviewed pursuant to Section IX (Approvals). Within ninety (90) days of approval by Plaintiffs and the Department, PNM shall install such technology to the extent it has not already been installed and is in operation. PNM shall operate and maintain demonstrated state-of-the-art demister technology on San Juan Units 1, 2, 3, and 4, and implement operational parameters to maximize the reduction of acid mist, scrubber carry-over, and any other liquid particulate matter emitted from such units,

            (b)       NOX

(i)        PNM shall design, install, and operate demonstrated state-of-the-art NOX combustion control technology on San Juan Units 1, 2, 3, and 4 to minimize the formation of NOX from each unit. PNM shall contract with one or more expert(s) on the technologies to identify demonstrated state-of-the-art NOX combustion control equipment and operational requirements for each unit. The expert(s) shall prepare a report describing the recommended control equipment and operational requirements for each unit, including an explanation of the reasons that such equipment and requirements constitute demonstrated state of-the-art NOX combustion control technology. No later than 180 days after the effective date of this Decree, PNM shall submit the report to Plaintiffs and the Department. The report shall be reviewed pursuant to Section IX (Approvals).

(ii)       Upon approval by Plaintiffs and the Department, PNM shall install and operate NOX combustion control technology to meet the following NOX emission limits.

(iii)      The thirty (30) day rolling average emission rate for NOX for each of San Juan Units 1, 2, 3, and 4 shall not exceed 0.30 lb./MMBtu. For purposes of calculating the thirty (30) day rolling average, NOX emissions for the first three (3) hours of a cold startup after coal is fed to the boiler shall be capped at 0.30 lb./MMBtu. Cold startup is defined as a startup when the boiler is at ambient indoor temperature measured at the time fuel is first fed to the boiler. No later than sixty (60) days after the first twelve (12) months of operation of the new NOx combustion control technology installed at each unit, PNM shall submit a report to Plaintiffs and the Department (a) identifying the daily average NOX emission rate for each unit for every operating day in the period and the thirty (30) day rolling average emission rate for every calendar day of the period, (b) describing the performance of the NOX control technology at each unit, and (c) evaluating the extent to which the 0.30 lb./MMBtu limit can be lowered at each unit based on the performance of each unit during the first twelve (12) months of operation of the new NOX combustion control technology. The report shall be reviewed pursuant to the procedure in Section IX (Approvals). Upon approval of Plaintiffs and the Department, the 0.30 lb./MMBtu limit shall be adjusted to a lower limit for the unit if the data gathered during the first twelve (12) months of operation indicate that a given unit is capable of meeting a lower limit, provided, however, that any final NOX limit for a given unit shall add a ten (10) percent margin of safety to the most representative thirty (30) day average emission rate achieved during the first twelve (12) months of operation.

(iv)      PNM shall report any exceedance of the NOX limits described above in the next quarterly report following the exceedance.

            (v)       Compliance with NOX emission limits imposed by this Decree shall be determined on a unit-specific basis using data from NOX CEMS installed and operated in accordance with 40 C.F.R. Part 75 and any other applicable requirement,

(c)       SO2

(i)        PNM shall take those measures necessary to reduce SO2 emissions at San Juan to achieve and maintain the emission limits below.

(ii)       The annual rolling average SO2 percentage reduction for San Juan Units 1, 2, 3, and 4 shall not be less than ninety (90) percent for each unit.

(iii)     The seven (7) day average emission rate of SO2 at San Juan Units 1, 2, 3, and 4 shall not exceed 0.250 lb./MMBtu for each unit, calculated as a block average as measured by SO2 CEMS located downstream of the scrubber outlet and any scrubber by-pass return. For purposes of calculating the block average, SO2 emissions for the first three (3) hours of a cold startup after coal is fed to the boiler shall be capped at 0.250 lb./MMBtu. Cold startup is defined as a startup when the boiler is at ambient indoor temperature measured at the time fuel is first fed to the boiler.

(iv)      PNM shall report any exceedance of the limits described above in the next quarterly report following the exceedance.

            (v)       SO2 CEMS shall be used to demonstrate compliance with these requirements and shall be installed and operated in accordance with the provisions of this Decree, 40 C.F.R. Part 75 and any other applicable requirement,

 (d)       Mercury

(i)        PNM shall design activated carbon injection technology (or comparable mercury reduction technology) for San Juan Units 3 and 4 for the purpose of maximizing mercury reduction, within the physical and operational constraints of each unit, including the pollution control equipment to be operated at each unit after the deadlines in Section VIII ("physical and operational constraints"). No later than one year after the effective date of this Decree, PNM shall submit a report to Plaintiffs and the Department describing such design and the relevant physical and operational constraints of each unit. The report shall be reviewed pursuant to Section IX (Approvals).

(ii)       Within the deadlines established under Section VII (Construction Compliance Deadlines), PNM shall install and operate the mercury control technology, install mercury CEMs, and establish operating procedures to maximize mercury reduction for Units 3 and 4 during a test period of one and one half (1½ ) years from the commencement of operation of the mercury reduction technology on the first unit. No later than ninety (90) days after such test period, PNM shall submit a report to Plaintiffs and the Department presenting the results of PNM's efforts to reduce mercury emissions and identifying and discussing the bases for operational parameters to achieve maximum mercury reduction, taking into account the physical and operational constraints of each unit. The report shall be reviewed pursuant to Section IX (Approvals).

(iii)      Upon approval by Plaintiffs and the Department, the operational parameters for Units 3 and 4 shall become enforceable under this Decree. PNM shall report compliance with the operational parameters in the quarterly reports required by this Decree.

(iv)      PNM shall install and operate similar mercury reduction technology and shall be subject to similar, enforceable operational parameters at Units 1 and 2, to achieve maximum mercury reduction, taking into account the physical and operational constraints of each unit. PNM shall report compliance with the operational parameters in the quarterly reports required by this Decree.

VI. EMISSIONS MONITORING

10.                             PNM shall maintain, calibrate, and operate COMS to measure the opacity of emissions at San Juan in compliance with the requirements of its Operating Permit and 40 C.F.R. Part 60.

11.                             To the extent PNM intends to change the current location of the COMS in the stack of a unit to a location after the baghouse and before the SO2 scrubber, PNM shall request approval from EPA for any such alternative COMS location pursuant to 40 C.F.R. Parts 60 and

75 and any other applicable requirement. PNM shall provide copies of any requests for approval and subsequent related correspondence and documents to Plaintiffs and the Department no later than seven (7) days after their submittal or receipt. Until EPA approves an alternative location, PNM shall use the current COMS to determine compliance with the opacity limit.

12.                             After the effective date of this Decree, PNM shall maintain, calibrate, and operate CEMS at San Juan Units 1, 2, 3, and 4 to measure accurately and continuously the emissions of SO2, NOX, and total exhaust from each unit in full compliance with the requirements of 40 C.F.R. Parts 60 and 75, including requirements for heat input rate measurements. Nothing herein shall preclude PNM from installing, certifying, and operating integrated CEMS equipment to measure SO2, NOX, opacity, or any combination thereof.

13.                             PNM shall ensure that any modification to a COMS or CEMS necessitated by PNM's actions under or in furtherance of this Decree shall be completed prior to the operation of the SO2, NOX, and PM controls required by this Decree.

14.                             PNM shall recertify all COMS and CEMS at San Juan as required by 40 C.F.R. Parts 60 and 75.

15.                             No later than seven (7) operating days after the first passage of flue gas through the SO2 controls for each unit, PNM shall calculate for all hours during which pollutants are discharged from the stack in each operating day: (a) the SO2 hourly average percentage reduction, and (b) the SO2 hourly average emission rate.

16.                             No later than thirty (30) days after the first startup following construction of NOX controls for each unit, PNM shall begin to calculate the hourly average NOX emission rate.

17.                             For any hour that valid, quality-assured CEM data for a unit is unavailable, PNM shall calculate the SO2 and NOX emissions for the unit in accordance with the missing data substitution procedures in 40 C.F.R. Part 75.

18.       Except for COMS or CEMS breakdowns, repairs, calibration checks, and zero and span adjustments as provided in 40 C.F.R. § 60.13(e), PNM shall be bound by the data from its COMS and NOX and SO2 CEMS, and shall not challenge the accuracy or credibility of its COMS and NOX and SO2 CEMS in any action under this Decree.

VII. CONSTRUCTION COMPLIANCE DEADLINES

19.       PNM shall design, contract, construct, and complete all PM, SO2, NOX, and mercury controls required by this Decree according to the following schedule, subject only to force majeure under Section XIII:

Activity                                                                                                                                                    Deadline

(a)        San Juan Unit 4.

(i)        Commence physical, on-site construction of PM, SO2, NOX, and mercury controls                       10/31/06

(ii)       Complete construction and initiate startup of PM, SO2, NOX, and mercury controls                      10/31/07 10/31/07-

(iii)      Provide opportunity for on-site                                                                                                                 12/31/07
            inspection by Plaintiffs and Department

(b)        San Juan Unit 3.

(i)        Commence physical, on-site construction of PM, SO2, NOX, and mercury controls                        4/30/07

(ii)       Completion of construction and initiate startup of PM, SO2, NOX, and mercury controls              4/30/08

(iii)      Provide opportunity for on-site                                                                                                                 4/30/08 - 6/30/08
            inspection by Plaintiffs and Department

(c)    San Juan Unit 1.

(i)        Commence physical, on-site construction of PM, SO2, and NOx controls                                      10/31/07

(ii)       Complete construction and initiate startup of PM, SO2, and NOx controls                                    10/31/08 10/31/08-

(iii)      Provide opportunity for on-site                                                                                                              12/31/08
            inspection by Plaintiffs and Department

(iv)      Commence construction of mercury controls                                                                                       9/30/09

(v)       Complete construction and initiate mercury controls                                                                         12/31/09

(d)       San Juan Unit 2.

(i)        Commence physical, on-site construction of PM, SO2, andNOx controls                                        3/31/08

(ii)       Complete construction and initiate startup of PM, SO2, andNOx controls                                       3/31/09 3/31/09-

(iii)      Provide opportunity for on-site inspection by Plaintiffs and Department                                        5/31/09

(iv)      Commence construction of mercury controls                                                                                        9/30/09

(v)       Complete construction and initiate mercury controls                                                                           12/31/09

(vi)      Provide opportunity for on-site inspection by Plaintiffs and Department.                                       12/31/09-3/31/10

VIII. EMISSION LIMITATION COMPLIANCE DEADLINES

20.       PNM's obligation to comply with the Opacity, PM, SO2, and NOX emission limitations, and mercury emission reduction operational requirements described in Section V (Emission Controls and Limitations) shall commence on the dates listed below, subject only to force majeure under Section X in (Force Majeure).

(a)        Opacity. PM. NOx, and SO2 Emission Limits:

(i) For Unit 4, no later than ninety (90) days after completion of construction of PM, NOX, and SO2 controls, or by December 31, 2007, whichever date is earlier.

(ii) For Unit 3, no later than ninety (90) days after completion of construction of PM, NOX, and SO2 controls, or by June 30, 2008, whichever date is earlier.

(iii) For Unit 1, no later than ninety (90) days after completion of construction of PM, NOX, and SO2 controls, or by December 31, 2008, whichever date is earlier.

(iv) For Unit 2, no later than ninety (90) days after completion of construction of PM, NOX, and SO2 controls, or by May 31, 2009, whichever date is earlier.

(b)       Mercury Reduction Operational Requirements

(i) For Units 3 and 4, no later than sixty (60) days after approval of operational requirements for each unit, or by June 30, 2009, whichever date is earlier.

(ii) For Units 1 and 2, no later than (45) days after completion of construction of mercury controls, or by January 30, 2010, whichever date is earlier.

IX. APPROVALS

21.       After receiving any report for approval under this Decree, Plaintiffs and the Department shall have twenty (20) business days from receipt of the report to provide written notice of approval or disapproval, in whole or in part. By notice from Plaintiffs or the Department to PNM, this deadline may be extended by no more than twenty (20) additional business days. If the deadline is so extended then any compliance deadline related to such approval shall be extended for the same number of days. If Plaintiffs and the Department do not provide timely written notice, the report shall be deemed to be approved. If the Plaintiffs and/or the Department disapprove a report, in whole or in part, the disapproving party shall state the reason(s) and justification(s) for its disapproval. No later than twenty (20) business days after receipt of the written notice of disapproval, PNM shall either (a) accept the disapproving party's position, (b) resolve the issue with the disapproving party and obtain agreement from the remaining party, or (c) initiate the procedure in Section XII (Dispute Resolution). The resolution of a disapproval by one of the three methods shall constitute approval for the purpose of this Decree. Notwithstanding the above procedure, the Parties shall make their best effort to resolve issues regarding the approval of reports through informal consultation and without resort to the procedure in Section XII (Dispute Resolution). Plaintiffs reserve their right to seek from PNM their reasonable costs and fees in evaluating and otherwise addressing PNM's reports under this Section IX (Approvals). PNM reserves its right to oppose any request for costs and fees by Plaintiffs.

X. REPORTING

22.                              No later than forty-five (45) days after the end of each quarter, beginning with the first quarter of 2005 and continuing until this Decree is terminated under Section XXIV, PNM shall provide a quarterly report to the Plaintiffs and the Department containing the information for the immediately preceding quarter that PNM is required to report on a quarterly basis under this Decree.

23.                              Each quarterly report shall begin with a cover letter, signed by a representative of PNM, that summarizes the information contained in the report.

24.                              Each quarterly report shall include, for each San Juan unit:

(a)      a description of construction deadlines achieved, projects completed, progress made toward meeting future deadlines, and any actual, expected or reasonably foreseeable delays;

(b)          identification of all excess opacity readings and any exceedances of the current SO2 and NOX emission limits described in Section XI (Stipulated Penalties).

(c)          identification of each failure to meet a standard or emission limitation or operational requirement described in Section V (Emission Controls and Limitations) or a deadline in Section VIII (Emission Limitation Compliance Deadlines);

(d)           the quarterly report described in 40 C.F.R. § 60.7;

(e)           after installation of the PM controls, the required quarterly reports for PM and opacity,

(f)            after installation of the SO2 controls, PNM shall report on a quarterly basis all seven (7) day block averages that exceeded the applicable emission limitation.  PNM shall also report each day for which the annual rolling SO2 percentage reduction average emission rate at any unit exceeded the applicable reduction requirement during the prior quarter. In addition, PNM shall report on a quarterly basis a list of the hours excluded from the determination of compliance with the applicable emission limitation.

(g)          after installation of the NOX controls, the required quarterly reports for NOX emissions;

(h)          after installation of the mercury control equipment, the required quarterly reports for mercury (Hg) emissions; and

(i)        a description of any stipulated penalties due or paid to the Department, or into escrow, including the reason for such payment(s) and the total amount held in escrow at the end of each quarter.

25.              If Plaintiffs or the Department request clarification of any quarterly report, including a request for information not provided in such report, PNM promptly shall provide such clarification or information. If the information is requested in electronic form PNM shall provide it to the extent available. PNM shall retain all documents relating to compliance with this Decree, including contracts, plans, and specifications, in accordance with Section XVIII (Record Preservation). Upon request of the Department, PNM shall supply a copy of such documents, subject to a claim of confidential business information under the New Mexico Air Quality Control Act. Upon request of the Plaintiffs, PNM shall provide a copy of such documents as long as Plaintiffs execute a reasonable confidentiality agreement that strictly limits release of the confidential business information to Plaintiffs and their counsel and experts. If Plaintiffs do not agree with PNM's claim of confidential business information Plaintiffs may invoke the dispute resolution procedure in Section XII (Dispute Resolution).

26.                               PNM's obligation to provide quarterly reports is in addition to any other notification or report required by this Decree or by PNM's operating permit, unless such notification or report is required on a quarterly basis. Nothing in this Decree shall be interpreted to excuse or diminish PNM's obligation to provide any other notice report, or other document to the public or local, state or federal officials.

XI. STIPULATED PENALTIES

27.        PNM shall pay stipulated penalties for each failure by PNM to comply with a term or condition of this Decree, unless excused by Section XIII (Force Majeure) or Section XII (Dispute Resolution). All stipulated penalties shall be calculated on a per unit, per day basis, unless expressly stated otherwise. Stipulated penalties shall not be assessed for any reason other than those set forth in this Section.

28.        For each failure to comply with a construction commencement deadline:

(a)                                  1st  through 30th  day after deadline - $750

(b)                                 31st  through 60th  day after deadline -$5,000

(c)                                  Beyond 60th  day - $ 10,000

29.        For each failure to comply with a construction completion deadline:

(a)                               1st  through 30th  day after deadline - $3,000

(b)                              31st  through 60th  day after deadline - $ 10,000

(c)                               Beyond 60th  day - $20,000.

30.                               PNM shall maintain a record of all stipulated penalties that accrue pursuant to paragraph 28 for each unit. If PNM meets the construction completion deadline for a unit, PNM shall not be obligated to pay any accrued stipulated penalties under this paragraph for that unit.  If PNM does not meet the construction completion deadline for a unit, PNM shall pay all accrued penalties for that unit, including interest pursuant to 28 U.S.C. § 1961 (a).

31.                               For each failure to comply with a PM emission limit, $2,500, with the period of noncompliance commencing with the failure of a PM stack test and ending when a PM stack test demonstrates compliance, except for periods when the unit is not in operation.

32.                               For each excess opacity reading from San Juan Units 1, 3, and 4, excluding only excess readings caused by a startup or shutdown, or that occurred when both the boiler and all fans that move flue gas in the unit were off, stipulated penalties shall be determined on a quarterly basis for the period of time beginning with the quarter in which this Decree is entered until the first quarter in which flue gas first passes through the baghouse for that unit:

(a)       Unit l:

Stipulated penalties will be due for each excess opacity reading above the following quarterly threshold amounts: 150 excess opacity readings/quarter for 2005; 125 excess opacity readings/quarter for 2006; 100 excess opacity readings/quarter for 2007; and 75 excess opacity readings/quarter for 2008 and thereafter.

(b)        Units 3 and 4:

Stipulated penalties will be due for each excess opacity reading above the following quarterly threshold amounts, by unit: 14 excess opacity readings/quarter for 2005; 12 excess opacity readings/quarter for 2006; 10 excess opacity readings/quarter for 2007; and 8 excess opacity readings/quarter for 2008 and thereafter.

(c)        The stipulated penalty for any quarterly excess opacity readings at San Juan Units 1, 3 or 4 shall equal $1,000 per excess opacity reading above the values specified above, except that the stipulated penalty for the first ten (10) percent of the excess opacity readings above the quarterly thresholds for Unit 1 only shall be $750. Payment of all stipulated penalties pursuant to this paragraph shall be made, without written demand therefor into a commercially available escrow account, within thirty (30) days of the end of the applicable quarter.

33.       For every calendar year, beginning on January 1, 2005 for each unit, if the average number of excess opacity readings per quarter for four (4) quarters is less than the applicable quarterly threshold as set forth above, all stipulated penalties and interest that have accrued in the escrow account during that year shall be refunded to PNM.  However, if the average number of excess opacity readings per quarter in that calendar year is greater than the applicable quarterly threshold as set forth above, all stipulated penalties and interest that have accrued in the escrow account during that year shall be paid to the Department. In any calendar year in which there are less than 365 days before flue gas first passes through the baghouse of any unit, the number of excess opacity readings for the balance of the 365 days shall be determined by the following formula: N = (A ÷ 90)D; where:

N =     Number of excess opacity readings added to complete the 365 day period;

A =     Number of excess opacity readings from the most recent preceding complete quarter for the applicable unit; and

D =     Number of days needed to complete 365 day period.

34.                               For each failure to comply with an opacity standard after the applicable final compliance date until termination of this Decree, the stipulated penalty shall be $2,000 per excess reading, excluding excess emissions caused by startup, shutdown, malfunction, and emergency.

35.                               For each failure to comply with a current SO2 emission limit at San Juan between the effective date of this Decree and the date specified in Paragraph 20(a), stipulated penalties shall be $1,500 per violation, excluding excess emissions excused by the Department pursuant to Section 20.2.7 NMAC. Such SO2 emission limits are:

(a)                For all four (4) units combined, 13,000 pounds per hour on a rolling 3-hour average,

(b)               For all four (4) units combined, 0.55 lb./MMBtu on a rolling 30-day average, and

(c)                For all four (4) units combined, 0.46 lb./MMBtu on a rolling hourly annual average.

(d)               For Units 1, 3 and 4, by unit, 1.2 lb./MMBtu on a rolling 3-hour average.

(e)                For Unit 2, seventy-two (72) percent SO2 reduction on a 30-day rolling average.

36.                               For each failure to comply with any SO2 emission limit in Section V (Emission Controls and Limitations) after the date specified in Section VIII (Emission Limitation Compliance Deadlines), $5,000 per violation.

37.                               For each failure to comply with a current NOX emission limit at San Juan between the effective date of this Decree and the date specified in Section VIII (Emission Limitation Compliance Deadlines), excluding only excess readings caused by a startup or shutdown, stipulated penalties shall be determined on a quarterly basis as provided in paragraph 38. The current NOX emission limits are:

(a)                For all four (4) units combined, 9,000 pounds per hour on a rolling twenty-four (24) hour period.

(b)               For Units 1, 3 and 4, by unit, 0.45 lb./MMBtu on a rolling three (3) hour average.

(c)                For Unit 2, 0.7 lb./MMBtu on a rolling three (3) hour average.

38.        The quarterly excess NOX emission thresholds, by unit, are as follows:

(a)        Unit l:

Stipulated penalties will be due for each hour of excess NOX emissions above the following quarterly threshold amounts: 20 excess NOX emissions/quarter for 2005; 15 excess NOX emissions/quarter for 2006 and thereafter.

(b)        Units 2, 3 and 4:

Stipulated penalties will be due for each hour of excess NOX emissions above the following quarterly threshold amounts: 2 excess NOX emission/quarter for each unit for 2005 and thereafter.

(c)        The stipulated penalty for any quarterly excess NOX emission at San Juan shall equal $5,000 per each hour of excess NOX emission above the values specified above.  Payment of all stipulated penalties pursuant to this paragraph shall be made, without written demand therefor into a commercially available escrow account, within thirty (30) days of the end of the applicable quarter.

39.        For every calendar year, beginning on January 1, 2005 for each unit, if the average number of hourly excess NOX emissions per quarter for four (4) quarters is less than the applicable quarterly threshold as set forth above, all stipulated penalties and interest that have accrued in the escrow account during that year shall be refunded to PNM. However, if the average number of hourly excess NOX emissions per quarter in that calendar year is greater than the applicable quarterly threshold as set forth above, all stipulated penalties and interest that have accrued in the escrow account during that year shall be paid to the Department. In any calendar year in which there are less than 365 days before the NOX emission limit deadline in Section VIII

(Emission Limitation Compliance Deadlines) applicable to any unit, the number of excess hourly NOX emissions for the balance of the 365 days shall be determined by the following formula:

 N = (A ÷ 90)D; where:

N =     Number of excess hourly NOX emissions added to complete the 365 day period;

A =     Number of excess hourly NOX emissions from the most recent preceding complete quarter for the applicable unit; and

D =     Number of days needed to complete 365 day period.

40.                              For each failure to comply with the NOX emission limit after the date specified in Section VIII (Emission Limitation Compliance Deadlines), $5,000 per violation.

41.                              For each failure to comply with a mercury reduction operational requirement, $5,000 per violation.

42.                              For the failure to comply with any other material requirement in the Decree, $1,000 per violation.

43.                              Plaintiffs and the Department will consult regarding demands for stipulated penalties. Plaintiffs or the Department may demand stipulated penalties individually or jointly, and the fact that one party does not make a demand for stipulated penalties shall not be relevant to the merits of any other demand. Plaintiffs and the Department shall provide to the other a copy of any written demand for stipulated penalties at the same time that the demand is served on PNM.

44.                              No later than thirty (30) days after receipt of a written demand for stipulated penalties, PNM shall pay the stipulated penalties to the Department. Payment shall be by check, made payable to the State of New Mexico, and delivered to:

Office of General Counsel
New Mexico Environment Department
Post Office Box 26110
Santa Fe, New Mexico 87502

The check shall be accompanied by a transmittal letter referencing this Decree and attaching a copy of the written demand. PNM shall send a copy of the check and transmittal letter to the legal representatives for the Plaintiffs.

45.                               If PNM disputes the written demand for stipulated penalties, no later than thirty (30) days after receipt, PNM shall pay the stipulated penalties into a commercially available interest-bearing escrow account (interest computed consistent with 28 U.S.C. § 1961 (a)) and invoke the procedures in Section XII (Dispute Resolution).

46.                               PNM's liability for stipulated penalties shall not depend on the date that Plaintiffs or the Department send or that PNM receives the written demand. Stipulated penalties shall apply during any period of dispute resolution; provided, however, that PNM may request that the Court reduce or eliminate stipulated penalties that accrue during the dispute resolution period if the Court deems that PNM pursued the dispute in good faith and not for the purpose of delay, without regard to whether PNM prevails in the dispute.

47.                               Plaintiffs and the Department reserve all rights to pursue any other remedies for violations of this Decree to which they are entitled, including injunctive relief.

XII. DISPUTE RESOLUTION

48.        Any dispute identified in this Decree to be resolved by dispute resolution shall be subject to the procedures in this Section. The dispute resolution procedure of this Section XII (Dispute Resolution) shall be the exclusive mechanism to resolve such disputes. All other disputes regarding this Decree shall be resolved only in the context of an action by Plaintiffs or the Department to enforce this Decree.

49.                               The dispute resolution procedure shall be invoked upon the giving of written notice by one of the parties to all others advising of a dispute and stating the reasons therefor.  The party receiving such notice shall acknowledge receipt of the notice and the Parties shall expeditiously schedule a meeting to begin informal negotiations not later than fourteen (14) days from the receipt of such notice. Such period of informal negotiations shall not extend beyond thirty (30) calendar days from the date of the first meeting of the parties, unless the parties agree to extend this period.

50.                               If the parties are unable to resolve the dispute through the informal process described above, the disputing party waives its right to further dispute the issue unless it files a petition with the Court describing the dispute and serves it on the other parties. The other party or parties to the dispute shall have thirty (30) days after receipt of the petition to file and serve a written response. In judicial proceedings under this Section, the petitioning party shall carry the burdens of proof and persuasion. This Court shall have exclusive jurisdiction over any disputes under this Section XII (Dispute Resolution).

51.                               The invocation of the dispute resolution procedure under this Section shall not extend, postpone, or affect any obligation of any Party under this Decree not directly in dispute, unless the Parties or the Court agree otherwise. Stipulated penalties with respect to the disputed matter shall continue to accrue, but payment shall be stayed pending resolution of the dispute.

52.                               Plaintiffs reserve the right to seek from PNM their reasonable costs, including attorney and expert witness fees, expended in any dispute resolution process. PNM reserves its right to object to any such request by Plaintiffs.

XIII. FORCE MAJEURE

53.                               For the purpose of this Decree, "force majeure" is defined as any event arising  contractors, or employees, that delays, prevents, or can reasonably be anticipated to delay or prevent compliance with this Decree and that could not be overcome with due diligence.

54.                               PNM's unanticipated or increased costs or changed financial circumstances shall not constitute force majeure. The absence of an approval under this Decree, or the Department's failure to issue a permit if one is legally required before implementing the obligation at issue, or the stay of a permit if issued, shall not constitute force majeure, unless PNM demonstrates that (a) it submitted a timely and complete application or other request for approval, (b) it complied with all requirements for such application or other request for approval, and (c) it diligently and timely responded to all requests for additional information.

55.                               If any event occurs which causes or may cause a delay by PNM in meeting any deadline of this Decree, whether or not attributable to force majeure, PNM shall give written notice to Plaintiffs and the Department no later than ten (10) business days after the date on which PNM first knew or reasonably should have known that the event might cause a delay.  PNM shall be deemed to have notice of any event that a contractor or subcontractor retained to implement this Decree had or reasonably should have had, unless through the affirmative misrepresentation of such contractor or subcontractor PNM was not provided such notice. No later than fifteen (15) days after service of the written notice, PNM shall submit a written report to Plaintiffs and the Department providing (a) the reasons for the delay, (b) the anticipated length of the delay, (c) a description of the obligation has been or would be delayed, (d) a description of all actions taken and to be taken to prevent or minimize the delay, (e) a timetable for those actions, (f) a schedule for complying with any deadline in this Decree which has been or would be affected by the event, and (g) the rationale and supporting documentation for a claim, if any, that the delay was or would be attributable to force majeure.

56.                               If Plaintiffs and the Department agree that the delay has been or would be caused by force majeure, the Parties may stipulate to an extension of the deadline for the length of time necessary to accommodate the force majeure. In establishing a new deadline, Plaintiffs and the Department shall take into consideration PNM's evidence regarding weather, outage schedules, and remobilization requirements. If the Parties cannot agree to the length of the extension, PNM may invoke the procedure in Section XII (Dispute Resolution).

57.                               If Plaintiffs and/or the Department do not agree that the delay or anticipated delay has been or would be caused by force majeure, no later than twenty (20) days after receiving PNM's written report, Plaintiffs and/or the Department shall notify PNM in writing of this decision. The decision shall be final and binding on PNM unless PNM invokes the procedure in Section XII (Dispute Resolution).

58.                               PNM shall have the burden of proving that any delay or anticipated delay has been or would be caused by force majeure (including proving that PNM gave timely notice), and of proving the duration and extent of any delay(s).

59.                               PNM's material failure to comply with the notification and reporting requirements of this Section XII (Force Majeure) shall constitute a waiver of any claim of force majeure for the delay or anticipated delay at issue.

60.                               The extension of one deadline based on a specific event shall not constitute an extension of any other deadline unless agreed by the Parties or directed by this Court.

61.        If PNM fails to comply with a deadline in this Decree due to force majeure, PNM shall be excused only from complying with that deadline and from paying stipulated penalties for failing to comply with that deadline, and only for that period of time excused by force majeure.

XIV. MODIFICATION

62.        Any material modification of this Decree shall be in writing, signed by the Parties, and approved by this Court. Non-material modifications of this Decree shall be made upon written agreement of the Parties and shall be filed with the Court.

XV. NOTICE TO PARTIES

63.        Whenever this Decree requires a Party to provide notice or submit a document to another Party, the notice or document shall be sent to the following persons in electronic (.pdf) format unless the size or other characteristic of the notice or document require the submission of a hard copy.

For Plaintiffs

George Hays, Esq.
Attorney at Law
Steven Sugarman, Esq.	236 West Portal Avenue, #110
Belin & Sugarman	San Francisco, CA 94127
618 Paseo de Peralta	Phone: 415-566-5414
Santa Fe, NM 87501	Fax: 415-731-1609
Phone: 505-983-1700	georgehays@mindspring.com
Fax: 505-983-0036
sugarman@bs-law.com	For the Department

Reed Zars, Esq.	Sandra Ely, Chief
Attorney at Law	Air Quality Bureau
910 Kearney St.	New Mexico Environment Department
Laramie, WY 82070	2048 Galisteo Street
Phone: 307-745-7979	Santa Fe, NM 87505
Fax: 307-745-7999	Phone: 505-827-1494
rzars@lariat.org	Fax: 505-827-1523
sandra_ely@nmenv.state.nm.us

Eric Ames, Esq.
Office of General Counsel
New Mexico Environment Department
1190 St. Francis Dr.
P.O. Box 26110
Santa Fe,NM 87502-6110
Phone: 505-827-2982
Fax: 505-827-1628
eric_ames@nmenv.state.nm.us

For PNM

Rick Alvidrez, Esq. Keleher & McLeod, P.A.
P.O. Drawer AA Albuquerque, NM 87103
Phone: 505-346-9150
Fax: 505-346-1370
rla@keleher-law.com

Randy E. Brogdon, Esq.
Troutman Sanders LLP
Bank of America Plaza, Suite 5200
600 Peachtree St. NE
Atlanta, GA 30308-2216
Phone:(404)885-3147
Fax: (404) 962-6892

Randy.Brogdon@troutmansanders.com

Hugh Smith
Senior Vice President, Energy Resources
Public Service Company of New Mexico
2401 Aztec Rd, NE
Albuquerque, NM 87107
Phone: (505) 855-6296
Fax:(505) 855-6327
HSmithl@pnm.com

64.       A Party may change the name, title, address, telephone number, fax number, or email address of a contact person identified above by providing written notice to the other Parties. Such change shall not constitute a modification for the purpose of Section XIV (Modification).

XVI. ENTRY AND INSPECTION

65.        Nothing in this Decree shall be construed to limit or impair the Department's authority under the applicable laws and regulations to enter and inspect San Juan.

XVII. AVAILABILITY OF INFORMATION

66.        Nothing in this Decree shall be construed to limit or impair the Department's authority under the applicable laws and regulations to require PNM to provide information regarding San Juan.

XVIII. RECORD PRESERVATION

67.        For at least ten (10) years after termination of this Decree, PNM shall maintain all records, documents, data, and other information related to this Decree. Nothing in this Decree shall be construed as a waiver of any attorney client, attorney work product, or other privilege that PNM might otherwise possess.

XIX. COMPLIANCE WITH APPLICABLE LAWS

68.                              PNM shall undertake the obligations required by this Decree in accordance with applicable federal, state, and local laws and regulations.

69.                              This Decree is not a permit. The emission limits and related requirements contained in this Decree, however, shall be incorporated into permits consistent with Section XXIII (Integration with Permits). This Decree does not relieve PNM of its responsibility to comply with all federal, state, and local laws and regulations and orders of this Court.

70.                              Notwithstanding the foregoing, if any current or future federal, state, or local law or regulation conflicts with, or have the effect of relaxing, any requirement in this Decree, the more stringent requirement shall apply.

XX. EFFECT OF SETTLEMENT

71.                              This Decree constitutes a complete and final release of all civil claims for violations alleged in the complaints, draft compliance orders, and second notice of intent to sue through the effective date of this Decree.

72.                              Nothing in this Decree shall be construed to create any rights in or grant any cause of action to any person not a Party to this Decree. The preceding sentence shall not be construed to waive or nullify any rights that a person not a signatory to this Decree may have under applicable law. Plaintiffs and the Department expressly reserve all rights, defenses, claims, demands, and causes of action that they might have against PNM with respect to any matter, transaction, or occurrence relating to San Juan that is not addressed in this Decree. PNM expressly reserves all rights and defenses which it may have to any claim, demand, or cause of action relating to San Juan that is not addressed in this Decree. The Parties expressly reserve all rights, defenses, claims, demands, and causes of action which each Party may have against any person not a Party to this Decree with respect to any matter, transaction, or occurrence relating to San Juan. Nothing in this Decree shall be construed as a waiver of any privilege by a Party.

73.                              As long as PNM remains in compliance with the requirements in this Decree, Plaintiffs and the Department covenant not to sue PNM, its officers, employees, agents, successors, or assigns for matters alleged in the complaints, draft compliance orders, and second notice of intent to sue. Nothing herein shall prevent Plaintiffs or the Department from seeking any legal or equitable remedy to enforce the requirements of this Decree. This covenant not to sue does not pertain to any matters not alleged in the complaints, draft compliance orders, or second notice of intent to sue. Plaintiffs and the Department expressly reserve all rights, defenses, claims, demands, and causes of action which they may have against PNM with respect to any matter, transaction, or occurrence that was not alleged in the complaints, draft compliance orders, or second notice of intent to sue. PNM represents and warrants that it has not notified Plaintiffs or the Department of any claims or alleged violations that are not included in the matters alleged in the complaint, draft compliance orders, or second notice of intent to sue at San Juan, and Plaintiffs and the Department represent and warrant that they are not presently aware of any claims or alleged violations at San Juan that are not included in the matters alleged in the complaint, draft compliance orders, or second notice of intent to sue.

74.                              Nothing herein shall prevent the Department from taking appropriate action to address conditions at San Juan that constitute an emergency situation or that present an immediate threat to public health or the environment.

75.                              This covenant not to sue shall survive the termination of this Decree as an agreement between PNM, Plaintiffs and the Department. This Decree shall not be used to establish the liability of PNM in any action, except to enforce the provisions of this Decree.

76.                              Plaintiffs Grand Canyon Trust and Sierra Club, and the Department, but not the Attorney General acting to represent the interests of residential and small business customers, agree not to contest, appeal or otherwise challenge a request by any owner of San Juan to recover the costs to install and operate the pollution control equipment described in this Decree before the New Mexico Public Regulation Commission ("NMPRC") or any other rate-making regulatory agency. PNM's obligations in this Decree shall not be affected by whether any costs associated with the pollution control equipment are deemed recoverable by the NMPRC or any other rate-making regulatory agency.

XXI. RETENTION OF JURISDICTION

77.        The Court shall retain jurisdiction of this matter for the purpose of implementing and enforcing the terms and conditions of the Decree and adjudicating disputes under Section XII (Dispute Resolution) until termination of the Decree.

XXII. ENFORCEMENT

78.        This Decree is an enforceable document. If PNM violates any requirement of this Decree, Plaintiffs and/or the Department may request any legal or equitable remedy from this Court to achieve full compliance with such requirement. PNM reserves all rights and defenses to an enforcement action by Plaintiffs or the Department not expressly precluded by this Decree, and nothing in this Decree shall constitute a waiver of such rights or defenses.

XXIII. INTEGRATION WITH PERMITS

79.                              All requirements set forth in Section V (Emission Controls and Limitations) and Section VI (Emissions Monitoring), including all applicable definitions in Section II (Definitions), shall be incorporated as applicable requirements into San Juan's Operating Permit.  For incorporation of these applicable requirements into PNM's operating permit, the requirements of this Decree shall be modified such that the role of Plaintiffs and the Department is assumed by the Department.

80.                              No later than one hundred and eighty (180) days after the effective date of this Decree, PNM shall submit an application to revise its NSR permit to authorize the construction of pollution control equipment required by Section V (Emission Controls and Limitations) of this Decree, if legally required. PNM shall consult with the Department to ensure that the permit application is administratively and technically complete. Plaintiffs may only challenge a provision in such permit to the extent it is not consistent with, or is not addressed by, this Decree.

81.                              PNM shall incorporate all applicable requirements in the Sections described above at such time as it is required to renew its Operating Permit for San Juan; provided, however, that PNM may seek to modify its Operating Permit after the first renewal to incorporate any NOX limit or mercury operational requirements to the extent they became applicable after such renewal. The Department shall include in the revised operating permit those emission limits and other requirements in the current operating and NSR permits; provided, however, the Department shall not relax any limit or requirement of this Decree. PNM shall consult with the Department to ensure that the permit application is administratively and technically complete. Plaintiffs may only challenge a provision in such permit to the extent it is not consistent with, or is not addressed by, this Decree.

82.                              PNM shall provide a copy of each permit application to Plaintiffs at the same time it is filed with the Department.

83.                              After termination of this Decree, PNM shall not, in any subsequent application for a modified or renewed Title V permit, seek to revise any applicable requirement in the Sections described above that is to be incorporated into a Title V permit to the extent any such revision would render such requirement less stringent. This agreement shall survive as an enforceable obligation between PNM, and Plaintiffs and the Department.

XXIV. TERMINATION OF CONSENT DECREE

84.        This Decree shall remain an enforceable order of the Court until Plaintiffs and the Department agree, or the Court determines in response to a petition by a Party, that (a) all requirements of the Decree have been satisfied, (b) PNM has installed all controls and has been in material compliance with all emission limitations for twelve (12) consecutive months (except for the mercury operational requirements for Units 1 and 2 for which six (6) months compliance will be sufficient), (c) all applicable requirements of the Decree have been incorporated into the

Operating Permit for San Juan, and (d) PNM has paid any stipulated penalties due under the Decree. Termination of this Decree shall not affect any matter expressly set forth in this Decree that is to survive as an agreement among or between Plaintiffs, the Department, and PNM.

XXV. COSTS

85.        PNM agrees that, pursuant to Section 304 of the Act, 42 U.S.C. § 7604(d-), Plaintiffs are entitled to recover their reasonable costs of litigation in this action, including attorney and expert witness fees. The issue of the amount of such costs is reserved. If PNM and Plaintiffs are unable to reach an agreement regarding the amount of such costs, Plaintiffs may petition the Court for a determination of such amount. Furthermore, Plaintiffs expressly reserve their right to petition the Court for recovery of additional costs and fees incurred after they sign this Decree, and PNM reserves its right to oppose any such petition.

XXVI. SEVERABILITY

86.        If any provision or authority of this Decree is held by a court of competent jurisdiction to be invalid, if that provision or authority is severable from the remainder of the Decree, the remainder of the Decree shall remain in force and shall not be affected by the court's order and ruling. If the application of this Decree to any Party or circumstance is held by a court of competent jurisdiction to be invalid, the application of this Decree to other Parties or circumstances shall remain in force and shall not be affected thereby.

XXVII. HEADINGS

87.        Any section or paragraph heading in this Decree is provided solely as a matter of convenience to the reader and shall not be construed to alter the meaning of any provision of this Decree.

XXVIII.   NOTICE OF DECREE

88.                               The Parties agree to cooperate in good faith in order to obtain the Court's review and entry of this Decree.

89.                               Pursuant to 42 U.S.C. § 7604(c)(3), this Decree shall be lodged with the Court and simultaneously presented to the United States for review and comment for a period not to exceed forty five (45) days. After the review period, the Decree may be entered by the Court. If the Decree is not entered by the Court, the Parties shall retain all rights they had in this litigation or under state law before the lodging of the Decree.

90.                               The Parties agree to cooperate in good faith to obtain prompt review of this Decree by the United States and the Court. If the United States or the Court comment on the Decree, and as a consequence the Decree is not entered, the Parties agree to discuss such comments and attempt to make such revisions as necessary to obtain entry of the Decree.

XXIX. EFFECTIVE DATE

91.        This effective date of this Decree shall be the date on which the Court approves and enters this Decree.

XXX. SIGNATORIES AND ASSIGNMENT

92.                               Each undersigned representative of a Party to this Decree certifies that he or she is fully authorized to enter into the terms and conditions of this Decree and to execute and legally bind such Party to this document.

93.                               The Parties agree not to oppose entry of this Decree by this Court or challenge any provision of this Decree.

94.                               If PNM proposes to sell or transfer all or part of its ownership interest in any of San Juan, prior to such sale or transfer PNM shall advise the purchaser or transferee in writing of the purchaser's or transferee's obligation to comply with the terms of this Decree, and PNM shall send a copy of such written notification to the Plaintiffs and the Department at least thirty (30) days before such proposed sale or transfer.

95.                               The sale or transfer of all or part of PNM's ownership interest in San Juan, or any modification of its status as operator of San Juan, shall not relieve PNM of its obligations to perform under this Decree unless agreed upon by the Parties.

96.                               If the Plaintiffs and the Department agree, the Parties and any purchaser or transferee that has become a party defendant to this Decree may execute a modification that relieves PNM of its liability under this Decree with respect to the ownership interest to be sold or transferred, and makes the purchaser or transferee liable for all obligations and liabilities applicable to the purchased or transferred ownership interest.

XXXI. COUNTERPARTS

97.        This Decree maybe signed in counterparts.

            The undersigned Parties enter into this Decree and submit it to this Court for approval and entry.

                                                                                                _______________________________________
                                                                                                UNITED STATES DISTRICT COURT JUDGE

Dated this _________ day of ___________________, 2005

GRAND CANYON TRUST

/s/ Rick Moore                       Date 3/9/05
Rick Moore
Associate Director

Approved as to form:

/s/ Steven Sugarman
 Steven Sugarman
BELIN & SUGARMAN
618 Paseo de Peralta
Santa Fe, NM  87501
505-983-1700

/s/ Reed Zars
Reed Zars
Attorney at Law
910 Kearny St.
Laramie, WY  82070
307-745-7979

/s/ George E. Hays
George Hays
Attorney at Law
236 West Portal Avenue, #110
San Francisco, CA  94127
415-566-5414

Attorneys for Plaintiffs Grand Canyon Trust
and Sierra Club

SIERRA CLUB

/s/ Aaron Isherwood                Date March 9, 2005
Aaron Isherwood
Sierra Club Environmental
Law Program

44-

PUBLIC SERVICE COMPANY OF
 NEW MEXICO

/s/ Jeffry E. Sterba                 Date 3/9/05
Jeffry E. Sterba, Chairman
President and CEO

Approved as to form:

/s/ Richard L. Alvidrez for
Daniel S. Reinhardt
Randy E. Brogdon
TROUTMAN SANDERS, LLP
Bank of America Plaza Suite 5200
600 Peachtree Street NE
Atlanta, GA  30308-2216
(404)  885-3000
FAX - (404) 885-3995

Richard L. Alvidrez
KELEHER & McLEOD, P.A
PO Box AA
Albuquerque, New Mexico  87103
(505)  346-4646
FAX (505) 346-1370

Henry V. Nickel
HUNTON & WILLIAMS
1900 K. Street, NW
Washington, D.C.  20006
(202)  955-1500

Attorneys for Defendant Public Service
  Company of New Mexico

NEW MEXICO ENVIRONMENT
 DEPARTMENT

/s/ Ron Curry                   Date 3/9/05
Ron Curry, Cabinet Secretary
New Mexico Environment Department

Approved as to form:

/s/ Eric Ames
Eric Ames, Esq.
Assistant General Counsel
Special Assistant Attorney General
New Mexico Environment Department
1190 St. Francis Drive
Santa Fe, New Mexico  87502-6110
(505)  827-2982